SUB--ITEM 77I: Terms of new or amended
securities

Effective February 29, 2016, Hartford Environmental
Opportunities Fund commenced offering Class A, Class
C, Class I, Class R3, Class R4, Class R5, Class R6 and
Class Y shares. Each class has all of the rights, preferences and privileges as set forth in the Registrant's charter and as set forth in the Fund's current prospectus, statement of additional information and multiple class plan. A description of each class is contained in Post-
Effective Amendment No. 144 to the Registrant's
Registration Statement on Form N-1A as filed with the SEC via EDGAR on February 29, 2016 (SEC Accession
No. 0001571049-16-012357) and incorporated herein by reference.





Information Classification: Limited Access